Exhibit 99.1

For Immediate Release

Contacts:

Thomas Cooke, Chairman/Chief Executive Officer; Andrew Clifford, President; or Randal McDonald, Vice President – Finance and Accounting - (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources Announces Appointment of Richard Nevins as Director;

Extension of Forbearance Agreements with Senior Lenders

Houston, TX – May 19, 2015 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it has appointed Richard Nevins to its board of directors and as a member of the board’s existing independent committee.

Mr. Nevins has served as an independent financial advisor since 2010 and previously from 2007 to 2008, in which capacity he served as Interim CEO of Insight Health Services Holdings Corp from 2007 to 2008, as Interim CEO of US Energy Systems, Inc. during 2007, and as Examiner in the 2007 bankruptcy of Northwest Airlines.  From 1998 to 2007 and again from 2008 to 2010, Mr. Nevins served as Managing Director and, during the 1998 to 2007 period, Co-Head of the Recapitalization and Restructuring Group of Jefferies & Company, Inc., a full service investment bank.  Prior to his tenure at Jefferies & Company, Mr. Nevins served in several leadership positions as a director, financial advisor and corporate executive.  Mr. Nevins holds an MBA from the Stanford Graduate School of Business and a Bachelor of Arts in Economics from the University of California, Riverside.

Mr. Nevins’ appointment was made pursuant to the terms of an amendment to the existing forbearance agreements with the Company’s senior lenders.  Under that amendment, if an additional independent director acceptable to the senior lenders was appointed to the board and independent committee, the forbearance period would be extended until May 22, 2105.  By separate agreement, the lenders agreed to extend the forbearance period until June 5, 2015.

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover approximately 52,000 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

#####